EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT (this "Agreement") is entered into as of August 3, 2000, by and between American Disease Management Associates, L.L.C., a Delaware limited liability company (the "Employer"), an indirect wholly owned subsidiary of MIM Corporation ("Parent") and Bruce Blake (the "Employee").

         WHEREAS Employer and the Employee, among others, have entered into a Purchase Agreement, dated as of August 3, 2000 (the "Purchase Agreement") pursuant to which MIM Health Plans, Inc., will purchase all of the Employee's membership interests in the Employer for the purchase price set forth therein.

         WHEREAS, it is a condition to consummation of the Purchase Agreement that the parties enter into this Agreement.

         WHEREAS, the Employer desires to employ the Employee, and Employee desires to be employed by the Employer, in accordance with the terms and conditions set forth herein.

         NOW, THEREFORE, the parties hereto mutually agree as follows:

         SECTION 1. Employment. The Employer hereby employs Employee for the Employment Period specified in Section 2 below as President of the Employer, or in such other capacity as the Employer and the Employee may agree from time to time. The Employee hereby accepts such employment upon the terms and conditions set forth herein and agrees to devote his time and efforts to the performance of his duties hereunder.

         SECTION 2. Employment Period. The period of the Employee's employment under this Agreement (the "Employment Period") shall commence on the date hereof and shall end upon the earlier of (i) the 3rd anniversary of the Closing Date (as defined in the Purchase Agreement) or (ii) termination of this Agreement as contemplated by Section 7 below.

         SECTION 3. Duties. Employee shall have those duties and responsibilities which are assigned to him by the Employer during the Employment Period. Employee agrees to perform faithfully the duties assigned to him to the best of his ability.

         SECTION 4. Compensation. (a) As compensation for all services rendered and to be rendered pursuant to this Agreement, the Employer agrees to pay the Employee (i) from the date hereof through December 31, 2000 an annual salary of $122,796 (the "2000 Base Salary") and (ii) from and after January 1, 2001, an annual salary of $225,000 (the "Ongoing Base Salary" and together with the 2000 Base Salary, the "Base Salary"). The Base Salary shall accrue and be payable in accordance with the payroll practices of the Employer as in effect from time to time, but not less than bi-monthly. The Employer shall have the right to deduct from any compensation paid to Employee hereunder all taxes and other amounts which may be required to be deducted or withheld by law (including, but not limited to, income tax withholding, social security payments and garnishments), whether such laws are now in effect or become effective after the date of this Agreement.


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         (b) During the Employment Period, the Employee shall be entitled to participate in the Parent's 1996 Amended and Restated Stock Incentive Plan (the "Plan") and the 1999 Total Compensation Program for Key Employees (collectively, the "Bonus Program"), at the participation levels set forth in Section 4(c) and 4(d) below, and at such additional participation levels as may be determined from time to time by the Chief Executive Officer of Parent or Parent's Board of Directors or any committee thereof.

         (c) Upon execution and delivery of this Agreement and a Stock Option Agreement between the Employee and the Parent (the "Stock Option Agreement"), the Employee shall be granted and shall receive non-qualified stock options ("Options") to purchase 50,000 shares of common stock, par value $0.0001 per share, of Parent ("Common Stock"), at a price per share equal to $1.9375, which is the closing sales price per share of the Common Stock on the National Association of Securities Dealers, Inc. Automated Quotation System ("NASDAQ") on the third business day prior to the date hereof. Subject to Section 7 hereof and the applicable stock option award agreement (i) 16,667 of such Options shall vest and become exercisable on each of the first and second anniversaries of the date hereof, and (ii) the remaining 16,666 Options shall vest and become exercisable, on the third anniversary of the date hereof. The Options shall be subject to the terms of the Stock Option Agreement and the Plan.

         (d) Upon execution and delivery of this Agreement and a Performance Shares Agreement between the Employee and Parent (the "Performance Share Agreement"), the Employee shall be granted and shall receive 25,000 shares of Common Stock (the "Performance Shares") which shall be subject to certain limitations and restrictions as set forth in the Performance Shares Agreement and the Plan.

         (e) The Company shall pay Employee $750 per month as an automobile allowance.

         SECTION 5. Expenses. The Employer shall promptly or within 30 days of receipt of a reimbursement report from the Employee reimburse the Employee for all reasonable expenses incurred by the Employee on behalf of the Employer or in connection with the Employee's performance of his duties hereunder; provided, that the Employee submits proof of such expenses, with the properly completed forms and supporting receipts and other documentation as prescribed by the Company, in accordance with the policies applicable to employees of the Employer.

         SECTION 6. Employment Benefits. During the Employment Period, Employee shall be entitled to such other benefits as are customarily accorded to the employees of the Parent, including, but not limited to, the right to participate in employee benefit programs maintained by the Parent such as group health, life, and disability insurance pursuant to the terms of those plans (the "New Benefits") or, at Employee's election (to the extent available), such benefits as Employee was entitled to receive from Employer immediately prior to the date hereof (the "Existing Benefits"); provided such Employee pays Parent the amount by which the cost of the Existing Benefits exceeds the cost of the New Benefits.


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         SECTION 7. Termination.

         (a) This Agreement may be terminated by written notice prior to the expiration of the Employment Period by the Employer at any time. If such termination is with Cause (as such term is hereinafter defined), all of the Employee's rights to compensation and benefits under Sections 4 and 6 above shall terminate upon such termination, except amounts accrued in respect of periods prior to such termination. If such termination is by the Employer without Cause, the Employer shall pay Employee as severance pay, the remaining Base Salary which would otherwise have been paid to Employee from the date of such termination to the third anniversary of the Closing Date, less deductions and withholdings required by law. The term "Cause" shall mean (A) if Employee is convicted of, pleads guilty to, or confesses to any felony or any act of fraud, misappropriation, misrepresentation or embezzlement, (B) if Employee has engaged in a dishonest act to the damage or prejudice of the Employer, or in conduct or activities materially damaging to the property, business, or reputation of the Employer or (C) if Employee fails to comply with the terms of this Agreement (other than Section 8 hereof), and within ten (10) days after written notice from the Company of such failure, Employee has not corrected such failure or, having once received such notice of failure and having so corrected such failure, Employee at any time thereafter again so fails or (D) if Employee violates any of the provisions contained in Section 8 of this Agreement;

         (b) If the Employee shall die during the Employment Period, this Agreement shall terminate, and no further compensation shall be payable to Employee or his estate hereunder, except unpaid accrued compensation.

         (c) If the Employee is unable to discharge his duties hereunder for a period of six consecutive months by reason of physical or mental illness, injury, or incapacity, the Employer may, by written notice to the Employee, terminate this Agreement and no further compensation shall be payable to Employee hereunder.

         (d) If the Employee (i) is terminated without Cause and is entitled to severance pay pursuant to Section 7(a) of this Agreement and (ii) violates any of the restrictive covenants set forth in Section 8 of this Agreement, the Employer shall have no further obligations to make any severance payments to such Employee pursuant to Section 7(a) of this Agreement; provided that notwithstanding the foregoing, the Employee's obligations to comply with all of the restrictive covenants set forth in Section 8 of this Agreement shall continue in effect.

         (e) Notwithstanding anything to the contrary, the consequences of termination, death or disability, as they relate to the Options and the Performance Shares shall be governed by the Plan, and the Stock Option Agreement and the Performance Shares Agreement, respectively.

         SECTION 8. Proprietary Information and Restrictive Covenants.

         All of the provisions set forth in Section 6.04 of the Purchase Agreement (including, without limitation, all covenants, agreements, rights and obligations set forth therein) are incorporated by reference herein in their entirety and shall be of full force and effect, as if stated herein in their entirety.


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

         SECTION 9. Representations by Employee. Employee hereby represents and warrants to the Employer that (i) the Employee's execution and delivery of this Agreement and his performance of his duties and obligations hereunder will not conflict with, or cause a default under, or give any party a right to damages under, or to terminate, any other agreement to which Employee is a party or by which he is bound, and (ii) there are no agreements or understandings that would make unlawful Employee's execution or delivery of this Agreement or his employment hereunder.

         SECTION 10. Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given, made, and received only when personally delivered, sent by electronically confirmed facsimile transmission, delivered by Federal Express or other nationally recognized courier service, or two days after having been deposited in the United States mail, certified mail, postage prepaid, return receipt requested, addressed as set forth below:

         in the case of the Employer at:

                  American Disease Management Associates, L.L.C.
                  c/o MIM Corporation
                  100 Clearbrook Road.
                  Elmsford, New York 10523
                  Facsimile (914) 460-1670
                  Attention: Barry Posner

         with a copy to:

                  King & Spalding
                  1185 Avenue of the Americas
                  New York, New York 10036
                  Facsimile (212) 556-2142
                  Attention:  E. William Bates, II

         and, in the case of the Employee, at:

                  Bruce Blake
                  c/o American Disease Management Associates, L.L.C. 5 North Regent Street, Suite 506
                  Livingston, New Jersey 07039

Either party may designate a different address by giving notice of change of address in the manner provided above.

SECTION 11. Waiver. No waiver or modification in whole or in part of this Agreement, or any term or condition hereof, shall be effective against any party unless in writing and duly signed by the party sought to be bound. Any waiver or any breach of any provisions hereof or any right or power by any party on one occasion shall not be construed as a waiver of, or a bar


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

to, the exercise of such right or power on any other occasion or as a waiver of any subsequent breach.

         SECTION 12. Binding Effect, Successors. This Agreement shall be binding upon and shall inure to the benefit of the Employer and its successors and assigns, and shall inure to the benefit of and be binding upon the Employee and his executors, administrators, heirs, and legal representatives. This Agreement may not be transferred, sold or assigned; provided, however, that the Employer may assign any of its rights and delegate any of its obligations hereunder, in whole or in part, to an Affiliate (as defined in the Purchase Agreement) of Employer without Employee's consent. Because the Employee's duties and services hereunder are special, personal, and unique in nature, the Employee may not transfer, sell or otherwise assign his rights, obligations, or benefits under this Agreement; any purported assignment by the Employee in violation hereof shall be null and void.

         SECTION 13. Controlling Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed therein, exclusive of the conflict of laws provisions thereof.

         SECTION 14. Severability. It is the desire and intent of parties that the terms and conditions of this agreement be enforced to the fullest extent possible. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall not affect or impair the validity or enforceability of the remaining provisions of this Agreement, which shall remain in full force and effect and the parties hereto shall continue to be bound thereby.

         SECTION 15. Entire Agreement. This Agreement contains the entire agreement between the parties relating to the subject matter hereof and shall supersede all previous agreements between the parties, whether written or oral, with respect to the subject matter hereof. This Agreement cannot be modified, altered, or amended except by a writing signed by each of the parties hereto.


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

         IN WITNESS WHEREOF, the Employer and the Employee have executed this Agreement as of the day and year first above written.


                                EMPLOYER:

                                American Disease Management Associates, L.L.C.


                                By: /s/ Barry Posner
                                    --------------------
                                Name: Barry Posner
                                Title: Secretary


                                EMPLOYEE:

                                /s/ Bruce Blake
                                -----------------------
                                 Bruce Blake


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